Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Applied Energetics, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value, $0.001 per share	(1)	Other	11,391,064	$1.86	$21,187,379.04	0.0001381	$2,925.98

Total Offering Amounts:							$21,187,379.04		2,925.98
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2,925.98

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Offering Note(s)

(1)	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s common stock, par value $0.001 per share, quoted on the OTCQB Market on December 10, 2025.

Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.